                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-____) and related Prospectus of Service Experts, Inc. related to the resale by the holders thereof of up to 500,000 shares of the Company's $.01 par value common stock issued without registration under the Securities Act of 1933 and to the incorporation by reference therein of our report dated December 9, 1997, with respect to the consolidated financial statements of Service Experts, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in the Current Report on Form 8-K dated January 8, 1998, filed with the
Securities and Exchange Commission.


                                                    /s/ Ernst & Young LLP

Nashville, Tennessee
January 8, 1998